News Release
EXHIBIT 99.1
SM ENERGY ANNOUNCES REAFFIRMATION OF BORROWING BASE
AND AGREEMENT FOR SOUTH TEXAS WELL COMPLETIONS

DENVER, CO November 16, 2020 - SM Energy Company (the “Company”) (NYSE: SM) provides a fourth quarter 2020 update. The Company and its lenders under the senior secured revolving credit facility have completed the regularly scheduled fall borrowing base redetermination, and the Company has entered into an agreement with a third party to partly fund South Texas well completions.

The borrowing base and lender commitments under the Company’s senior secured revolving credit facility were reaffirmed at $1.1 billion, which provided liquidity of approximately $880 million as of September 30, 2020. In addition, the Company’s second-lien debt capacity of approximately $380 million was extended until the spring 2021 borrowing base redetermination.

The Company also announced that it has entered into an agreement with a third party to fund the majority of completion costs associated with six wells in South Texas. As a result, fourth quarter capital expenditure guidance is reduced by approximately $15 million. The well completion program associated with the agreement includes co-development of three lower Eagle Ford and three Austin Chalk wells currently in the Company’s DUC inventory. The Company will operate the wells and retain a 50% working interest.
As previously announced, an updated investor presentation will be posted to the Company’s website before market open on November 18, 2020.
FORWARD LOOKING STATEMENTS
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address events, or developments that we expect, believe, or anticipate will or may occur in the future are forward-looking statements. Statements concerning future expectations or projections, or similar expressions, are intended to identify forward-looking statements. Such forward-looking statements are based on assumptions and analyses made by SM Energy in light of its perception of current conditions, expected future developments, and other factors that SM Energy believes are appropriate under the circumstances. These statements are subject to a number of known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance and actual events may be materially different from those expressed or implied in the forward-looking statements. The forward-looking statements in this press release speak as of the date of this press release.

ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and NGLs in the state of Texas. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.
SM ENERGY INVESTOR CONTACT
Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507

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